Exhibit 4.2

FORM OF MANAGEMENT STOCKHOLDER’S AGREEMENT

This Management Stockholder’s Agreement (this “Agreement”) is entered into as of                 , 2013 (the “Effective Date”) between PRA Global Holdings, Inc. (formerly known as Pinnacle Holdco Parent, Inc.), a Delaware corporation (the “Company”), and the undersigned person identified in the Omnibus Signature Page to this Agreement (the “Management Stockholder”) (the Company and the Management Stockholder being hereinafter collectively referred to as the “Parties”).  All capitalized terms not immediately defined are hereinafter defined in Section 6(b) of this Agreement.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of June 22, 2013 (the “PRA Merger Agreement”), among PRA Holdings, Inc., a Delaware corporation (“PRA”), the Company and Pinnacle Merger Sub, Inc. (“Pinnacle Merger Sub”), on September 23, 2013 (the “Closing Date”), PRA was merged with and into Pinnacle Merger Sub, with PRA as the surviving corporation as a wholly-owned subsidiary of the Company (the “PRA Merger”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 29, 2013 (the “RPS Merger Agreement”), among RPS Parent Holding Corp., a Delaware corporation (“RPS”), the Redwood Holdco Parent, Inc. (“Redwood Holdco”) and Redwood Merger Sub, Inc. (“Redwood Merger Sub”), the Closing Date, RPS was merged with and into Redwood Merger Sub, with RPS as the surviving corporation as a wholly-owned subsidiary of the Company (the “RPS Merger” and together with the PRA Merger, the “Mergers”);

WHEREAS, in connection with the Mergers, certain investment funds and entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (the “Sponsor”) contributed certain funds to KKR PRA Investors L.P., a Delaware limited partnership (“Parent”), which is the parent entity of the Company, in exchange for limited partnership interests therein;

WHEREAS, in connection with the Mergers, the Management Stockholder has been selected by the Company (i) to be permitted to subscribe for and purchase shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (such subscribed for and purchased Common Stock, the “Purchased Stock”); and/or (ii) to receive options to subscribe for and purchase shares of Common Stock (the “Options”) pursuant to the terms set forth below and the terms of the 2013 Stock Incentive Plan for Key Employees of PRA Global Holdings, Inc. and its Subsidiaries (formerly known as the 2013 Stock Incentive Plan for Key Employees of Pinnacle Holdco Parent, Inc. and its Subsidiaries) (the “Option Plan”) and any Stock Option Agreement entered into by and between the Company and the Management Stockholder now or in the future (the “Stock Option Agreement”); and

WHEREAS, this Agreement is one of several other agreements (“Other Management Stockholders Agreements”) which concurrently with the execution hereof or in the future will be entered into between the Company and other persons who are or will be key employees of or key advisors to the Company or one of its subsidiaries (collectively, the “Other Management Stockholders”).

NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

1.              Issuance of Purchased Stock.

(a)         At such time(s) if any as the Company may offer the Management Stockholder the opportunity to subscribe for and purchase shares of Common Stock, subject to the terms and conditions hereinafter set forth, the Management Stockholder shall subscribe for and shall purchase, and the Company shall issue and deliver to the Management Stockholder as of such future date(s), a number of shares of Purchased Stock at a per share purchase price, in each case as shall be set forth on a Schedule I to be attached to this Agreement.

(b)         The Company shall have no obligation to issue and sell any Purchased Stock to any Person who (i) is a resident or citizen of a state or other jurisdiction in which the issuance and sale of the Common Stock to him or her would constitute a violation of the securities or “blue sky” laws of such jurisdiction or (ii) is not an employee or director of or senior advisor to the Company or its subsidiaries as of the Effective Date.

2.              Management Stockholder’s Representations, Warranties and Agreements.

(a)         The Management Stockholder agrees and acknowledges that he or she will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate, or otherwise dispose of (any of the foregoing acts being referred to herein as a “transfer”) any shares of Purchased Stock and, at the time of exercise, Common Stock issuable upon exercise of Options (the “Option Stock”; together with all Purchased Stock and any other Common Stock otherwise acquired and/or held by the Management Stockholder Entities as of or after the Effective Date, the “Stock”), except as otherwise provided for in this Section 2(a) and Section 3 hereof.  If the Management Stockholder is an Affiliate of the Company, the Management Stockholder also agrees and acknowledges that he or she will not transfer any shares of the Stock unless:

(i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”), and in compliance with applicable provisions of state securities laws; or

(ii) (A) counsel for the Management Stockholder (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion or other advice, reasonably satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Management Stockholder is a citizen or resident of any country other than the United States, or the Management Stockholder desires to effect any transfer in any such country, counsel for the Management Stockholder (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers of Stock are deemed to be in compliance with the Act and this Agreement (including without limitation any restrictions or prohibitions herein) and no opinion of counsel is required in connection therewith: (1) a transfer made pursuant to Sections 3 (including transfers in a

Proposed Sale (as defined in Section 1(a) of the Sale Participation Agreement) pursuant to the Sale Participation Agreement), 4, 5 or 8 hereof, (2) a transfer (x) upon the death or Disability of the Management Stockholder to the Management Stockholder’s Estate or (y) to the executors, administrators, testamentary trustees, legatees, immediate family members, or beneficiaries of a Person who has become a holder of Stock in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement, (3) a transfer made after the Effective Date in compliance with the federal securities laws to a Management Stockholder’s Trust; provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof as a “Management Stockholder” with respect to the representations and warranties and other obligations of this Agreement; and provided further that it is expressly understood and agreed that if such Management Stockholder’s Trust at any point includes any Person other than the Management Stockholder, his or her spouse (or ex-spouse), or his or her lineal descendants (including adopted children) such that it fails to meet the definition thereof as set forth in Section 6(b), such transfer shall no longer be deemed in compliance with this Agreement and shall be subject to 3(d) below, or (4) a transfer made by the Management Stockholder, with the Board’s approval, which approval shall be in the sole discretion of the Board.

(b)         The certificate (or certificates) representing the Stock, if any, shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDER’S AGREEMENT BETWEEN PRA GLOBAL HOLDINGS, INC. (THE “COMPANY”) AND THE MANAGEMENT STOCKHOLDER NAMED ON THE FACE HEREOF OR THE SALE PARTICIPATION AGREEMENT BETWEEN SUCH MANAGEMENT STOCKHOLDER AND THE COMPANY, IN EACH CASE DATED AS OF DECEMBER 20, 2013 (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY) AND ALL APPLICABLE FEDERAL, STATE, OR OTHER FOREIGN COMPANY AND SECURITIES LAWS.”

(c)          The Management Stockholder acknowledges that he or she has been advised that (i) no shares of Stock have been subscribed for and/or acquired by him or her in the context of a Public Offering, (ii) the shares of the Stock are characterized as “restricted securities” under the Act inasmuch as they are being acquired from the Company in a transaction not involving a Public Offering and that under the Act (including applicable regulations) the Stock may be resold without registration under the Act only in certain limited circumstances, (iii) a restrictive legend in the form heretofore set forth shall be placed on the certificates (if any) representing the Stock, and (iv) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to the Company’s transfer agent with respect to the Stock.

(d)         Subject at all times to the limitations and restrictions on transfer set forth in this Agreement, if any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Management Stockholder shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such customary documentation as the Company may reasonably request in connection with such sale and take any customary actions reasonably requested by the Company prior to such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

(e)          Subject at all times to the limitations and restrictions on transfer set forth in this Agreement, the Management Stockholder agrees that, if any shares of the Stock are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued on Form S-8, S-4 or any successor or similar form), the Management Stockholder will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement, including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another Person any of the economic consequences of owning the Stock, from the time of the receipt of a notice from the Company that the Company has filed or imminently intends to file such registration statement until (i) 180 days (or such shorter period as may be (A) consented to by the managing underwriter or underwriters or (B) applicable to Parent, subject to the determination of the managing underwriter or underwriters that providing such shorter period to the Management Stockholder pursuant this clause (B) would not adversely affect the success of such offering) in the case of the Initial Public Offering and (ii) 90 days (or in an underwritten offering such shorter period as may be (x) consented to by the managing underwriter or underwriters, if any or (y) applicable to the Management Stockholder, subject to the determination of the managing underwriter or underwriters that providing such shorter period to the Management Stockholder pursuant this clause (y) would not adversely affect the success of such offering) in the case of any other Public Offering after the date of the prospectus (or prospectus supplement if the offering is made pursuant to a “shelf” registration) pursuant to which such Public Offering shall be made, unless otherwise agreed to in writing by the Company, plus an extension period, which shall be no longer than 17 days, as may be proposed by the managing underwriter to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the managing underwriter.

(f)           The Management Stockholder represents and warrants that (i) with respect to the Purchased Stock and Option Stock, the Management Stockholder has received and reviewed or will receive and review (in the case of Options and Option Stock) the available information relating to such Stock, including having received and reviewed the documents related thereto, certain of which documents set forth the rights, preferences and restrictions relating to the Options and the Stock underlying the Options and (ii) the Management Stockholder has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information, the Company, and the business and prospects of the Company which the Management Stockholder deems necessary to evaluate the merits and risks related to the Management Stockholder’s investment in the Stock and to verify the information contained in the information received as indicated in this Section 2(f), and the Management Stockholder has relied solely on such information.

(g)          The Management Stockholder further represents and warrants that (i) the Management Stockholder’s financial condition is such that the Management Stockholder can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for the Management Stockholder’s current needs and personal contingencies, (ii) the Management Stockholder can afford to suffer a complete loss of his or her investment in the Stock, (iii) the Management Stockholder understands and has taken cognizance of all risk factors related to the investment in the Stock, (iv) the Management Stockholder’s knowledge and experience in financial and business matters are such that the Management Stockholder is capable of evaluating the merits and risks of the Management Stockholder’s purchase of the Stock as contemplated by this Agreement, and (v) with respect to the Purchased Stock, such Purchased Stock is being acquired by the Management Stockholder for his or her own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act or other applicable securities laws, and the Management Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the Purchased Stock in violation of the Act or other applicable securities laws.

3.              Transferability of Stock.

(a)         The Management Stockholder agrees that he or she will not transfer any shares of Stock at any time during the period commencing on the date hereof and ending on the later to occur of (1) the fifth anniversary of the Closing Date and (2) the consummation of an Initial Public Offering; provided, however, that during such period, the Management Stockholder may transfer shares of Stock pursuant to one of the following exceptions: (i) transfers permitted by Sections 4 or 5; (ii) transfers permitted by clauses (2), (3) and (4) of Section 2(a); (iii) a sale of shares of Common Stock pursuant to an effective registration statement under the Act filed by the Company upon the proper exercise of registration rights of such Management Stockholder under Section 8 (excluding any registration on Form S-8, S-4 or any successor or similar form); (iv) transfers permitted pursuant to the Sale Participation Agreement; (v) transfers approved by the Board in writing (such approval being in the sole discretion of the Board); or (vi) transfers to the Company or its designee (any such exception, a “Permitted Transfer”).

(b)         Notwithstanding anything to the contrary herein, Section 3(a) shall terminate and be of no further force or effect upon the occurrence of a Change in Control.

(c)          Notwithstanding anything to the contrary herein, no transfer of any shares of Stock shall be made unless such transfer complies with all applicable federal, state, and other foreign securities and other laws, and the Management Stockholder shall have provided evidence of such fact reasonably acceptable to the Company, including, without limitation, an opinion of counsel that no registration of such shares under federal or state or other applicable foreign securities laws and other laws is required in connection with such transfer and any other matters reasonably requested by the Company; provided that no such opinion shall be required to be provided to the Company in the case of a Permitted Transfer pursuant to clauses (i), (ii), (iii), (iv) or (vi) of Section 3(a).

(d)         No transfer of any shares of Stock in violation hereof shall be made or recorded on the books of the Company, and any such transfer shall be void ab initio and of no effect.

(e)          Notwithstanding anything to the contrary herein, Parent may, at any time and from time to time, waive in writing the restrictions on transfers contained in Section 3(a), whether such waiver is made prior to or after the transferee has effected or committed to effect the transfer.  Any transfers made pursuant to such waiver or which are later made subject to such a waiver shall, as of the date of the waiver and at all times thereafter, not be deemed to violate any applicable restrictions on transfers contained in this Agreement.

4.              Management Stockholder’s Right to Resell Stock to the Company.

(a)         Except as otherwise provided herein, if the Management Stockholder’s service to the Company and its Affiliates terminates as a result of the death or Disability of the Management Stockholder, then the Management Stockholder shall, for 365 days (the “Put Period”) following the date of such termination for such death or Disability, have the right to sell to the Company, and the Company shall be required to purchase, on one occasion, all of the shares of Stock then held by the applicable Management Stockholder at a per share price equal to Fair Market Value on the Repurchase Calculation Date.

(b)         In the event the applicable Management Stockholder Entities intend to exercise their rights pursuant to Section 4(a), such Management Stockholder shall send written notice to the Company, at any time during the Put Period, of their intention to sell shares of Stock in exchange for the payment referred to in Section 4(a) and shall indicate the number of shares of Stock to be sold (the “Redemption Notice”).  The completion of the purchases shall take place at the principal office of the Company on no later than the twentieth Business Day (such date to be determined by the Company) after the giving of the Redemption Notice.  The applicable Repurchase Price shall be paid by delivery to the applicable Management Stockholder Entities, at the option of the Company, of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased, appropriately endorsed or executed by the applicable Management Stockholder Entities or any duly authorized representative of such Person.

(c)          Notwithstanding anything in this Section 4 to the contrary, if there exists and is continuing a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or if the repurchase referred to in Section 4(a) (or Section 5 below, as the case may be) would result in a default or an event of default on the part of the Company or any Affiliate of the Company under any such agreement or if a repurchase would reasonably be expected to be prohibited by the Delaware General Corporation Law (“DGCL”) or any federal or state securities laws or regulations (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an “Event”), the Company shall not be obligated to repurchase any of the Stock from the applicable Management Stockholder Entities to the extent it would cause any such default or would be so prohibited by the Event for cash but instead, with respect to such portion with respect to which cash settlement is prohibited, may satisfy its obligations with respect to the Management Stockholder Entities’ exercise of their rights under Section 4(a) by delivering to the applicable Management Stockholder Entity a note with a principal amount equal to the amount payable under this Section 4 that was not paid in cash, having terms acceptable to the Company’s (and its Affiliate’s, as applicable) lenders and permitted under the Company’s (and its Affiliate’s, as applicable) debt instruments but which in any event (i) shall be mandatorily repayable promptly and to the extent that an Event no longer prohibits the payment of cash to the applicable Management Stockholder Entity pursuant to this Agreement; and (ii) shall bear interest at a rate equal to the effective rate of interest in respect of PRA Holdings, Inc.’s senior notes.  Notwithstanding the foregoing and subject to Section 4(d), if an Event exists and is continuing for one hundred and 180 days after the date of the Redemption Notice, the Management Stockholder Entities shall be permitted by written notice to rescind any Redemption Notice with respect to that portion of the Stock repurchased by the Company from the Management Stockholder Entities pursuant to this Section 4 with the note described in the foregoing sentence, and such repurchase shall be rescinded; provided that, upon such rescission, such note shall be immediately canceled without any action on the part of the Company or the Management Stockholder Entities, and notwithstanding anything herein or in such note to the contrary, the Company shall have no obligation to pay any amounts of principal or interest thereunder.

(d)         Notwithstanding anything in this Agreement to the contrary, this Section 4 shall terminate and be of no further force or effect upon the date that the transfer restrictions pursuant to Sections 3(a) or 3(b), as applicable, terminate (such date, the “Lapse Date”), except that any payment obligation of the Company that has arisen prior to the expiration of this Section 4 shall remain in full force and effect until satisfied in accordance with the applicable provisions of this Section 4.

5.                  The Company’s Option to Purchase Stock and Options of the Management Stockholder Upon Certain Events.

(a)         Termination for Cause by the Company and other Call Events.  If(i) the Management Stockholder’s active employment with the Company (or any of its subsidiaries or Affiliates) is terminated by the Company (or any of its subsidiaries or Affiliates) for Cause or (ii) the Management Stockholder Entities effect a transfer of Stock (or Options) that is prohibited under this Agreement (or the Stock Option Agreements, as applicable) after notice from the Company of such impermissible transfer and a reasonable opportunity to cure such transfer, which is not so cured (each event described above, a “Section 5(a) Call Event”), then:

(A)       With respect to Stock, the Company may purchase (or cause one or more of its Affiliates to purchase) all or any portion of the shares of Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to the lesser of (I) the applicable price per share paid by such Management Stockholder Entities for such Stock and (II) the Fair Market Value on the Repurchase Calculation Date; and

(B)       All outstanding and unexercised Options (whether or not vested) shall automatically be terminated without any payment in respect thereof.

(b)         Termination without Cause by the Company, Termination by the Management Stockholder with or without Good Reason, and Termination due to death or Disability.  If the

Management Stockholder’s active employment with the Company (or any of its subsidiaries or Affiliates) is terminated (i) by the Company (or any of its subsidiaries or Affiliates) without Cause (other than due to death or Disability), (ii) by the Management Stockholder with or without Good Reason or (iii) due to the Management Stockholder’s death or Disability (each event described above, a “Section 5(b) Call Event”) then:

(A)       With respect to Stock, the Company may purchase (or cause one or more of its Affiliates to purchase) all or any portion of the shares of such Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to Fair Market Value on the Repurchase Calculation Date;

(B)       With respect to any outstanding and vested Options, the Company may purchase (or cause one or more of its Affiliates to purchase) all or any portion of such exercisable vested Options held by the applicable Management Stockholder Entities for an amount equal to the product of (x) the excess, if any, of the Fair Market Value on the Repurchase Calculation Date of a share of Option Stock underlying such Options over the Option Exercise Price and (y) the number of Exercisable Option Shares, which vested Options shall be terminated in exchange for such payment.  In the event the Company elects to repurchase under this Section 5(b)(B) and with respect to an Option the foregoing Option Excess Price is zero or a negative number, such Option shall be automatically terminated without any payment in respect thereof; and

(C)       With respect to unvested Options, all outstanding unvested Options shall automatically be terminated without any payment in respect thereof.

(c)          Call Notice.  The Company shall have a period (the “Call Period”) of 13 months from the date of any Call Event (or, if later, with respect to a Section 5(a) Call Event specified in Section 5(a)(a), the date after discovery of, and the applicable cure period for, an impermissible transfer constituting such Call Event) in which to give notice in writing to the Management Stockholder of its election to exercise its rights and obligations pursuant to this Section 5 (“Repurchase Notice”).  The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company no later than 45 Business Days (or such longer period as may be required to comply with applicable law) after the giving of the Repurchase Notice.  The applicable Repurchase Price (including any payment with respect to the Options as described in this Section 5) shall be paid by delivery to the applicable Management Stockholder Entities of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents canceling the Options so terminated, appropriately endorsed or executed by the applicable Management Stockholder Entities or any duly authorized representative.

(d)         Use of Note to Satisfy Call Payment; Termination of Call Right.  Notwithstanding any other provision of this Section 5 to the contrary, if there exists and is continuing any Event, the Company will, to the extent it has exercised its rights to purchase

Stock pursuant to this Section 5, in order to complete the purchase of any Stock pursuant to this Section 5, deliver to the applicable Management Stockholder Entities (i) a cash payment for any amounts payable pursuant to this Section 5 that would not cause an Event and (ii) a note having the same terms as those provided in Section 4(c) above with a principal amount equal to the amount payable, but not paid in cash, pursuant to this Section 5 due to the Event.  Notwithstanding the foregoing, if an Event exists and is continuing for 13 months from the date of the Call Event, the proposed repurchase of that portion of the Stock to be repurchased by the Company from the Management Stockholder Entities pursuant to this Section 5 with the note described in the foregoing sentence shall immediately and automatically terminate and the Company shall have no further rights or obligations under this Section 5.

(e)          Expiration of this Section 5.  Notwithstanding anything in this Agreement to the contrary, this Section 5 shall terminate and be of no further force or effect upon the Lapse Date, except that any payment obligation of the Company that has arisen prior to the expiration of this Section 5 shall remain in full force and effect until satisfied in accordance with the applicable provisions of this Section 5.

(f)           Limited Applicability of Sections 4 and 5 to Canadian Management Stockholders.  Notwithstanding anything set forth in Sections 4 or 5 above, in no event shall the Company have the ability to purchase vested Options as provided above; instead, the vested Options shall expire by their terms pursuant to any applicable Stock Option Agreement, unless (for the avoidance of doubt) the Management Stockholder Entities elect to exercise any exercisable Options prior to their expiration date(s), at which time any Option Stock acquired upon such exercise shall remain subject to the Company’s purchase pursuant to Sections 4 and 5, except for purposes of Section 5(a), the “applicable price per share paid by such Management Stockholder Entities for such Stock” shall be deemed to refer to the Management Stockholder’s “adjusted cost base” of such Stock, as such amount is calculated pursuant to the rules promulgated by the Canada Revenue Agency from time to time.

6.              Adjustment of Repurchase Price; Definitions.

(a)         Adjustment of Repurchase Price.  In determining the applicable repurchase price of the Stock and Options, as provided for in Sections 4 and 5, above, appropriate adjustments shall be made for any stock dividends, splits, combinations, recapitalizations, or any other adjustment in the number of outstanding shares of Stock in order to maintain, as nearly as practicable, the intended operation of the provisions of Sections 4 and 5.

(b)         Definitions.  All capitalized terms used in this Agreement and not defined herein shall have such meaning as such terms are defined in the Option Plan.  Terms used herein and as listed below shall be defined as follows:

“Act” shall have the meaning set forth in Section 2(a)(i) hereof.

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any calendar day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Call Events” shall mean, collectively, Section 5(a) Call Events and Section 5(b) Call Events.

“Call Notice” shall have the meaning set forth in Section 5(c) hereof.

“Call Period” shall have the meaning set forth in Section 5(c) hereof.

“Cause” shall mean “Cause” as such term may be defined in and determined under any Employment Agreement as in effect at the time of termination of employment; or, if there is no such Employment Agreement in effect at that time or such agreement does not define the term “Cause”, “Cause” shall mean, with respect to a Management Stockholder: (a) Management Stockholder’s failure to competently perform his material assigned duties as reasonably determined by the Company; (b) Management Stockholder engaging in or causing an act that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company or its Affiliates; (c) the conviction of or plea of guilty or nolo contendere by Management Stockholder to a felony or any crime involving moral turpitude; (d) Management Stockholder’s gross misconduct, dishonestly, or fraud; or (e) Management Stockholder’s willful refusal to perform specific directives of the Board or its authorized designee, which are consistent with the scope, ethics, and nature of Management Stockholder’s duties and responsibilities.

“Change in Control” means (i) the sale of all or substantially all (i.e., at least 80%) of the assets (in one transaction or a series of related transactions) of the Company to any Person (or group of Persons acting in concert), other than to (x) the Sponsor or its Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Parent, the Company or their respective Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Sponsor, Parent or the Company (any entity in clause (y), a “Controlled Party”); or (ii) a merger, recapitalization, or other sale (in one transaction or a series of related transactions) of the Company, the Sponsor, or any of their respective Affiliates, to a Person (or group of Persons acting in concert) of Common Stock that results in any person (or group of persons acting in concert) (other than (x) the Sponsor or its affiliates or (y) any Controlled Party) owning more than 50% of Common Stock (or the equity securities of any resulting company after a merger); provided that none of the foregoing events in clause (i) or (ii) a merger, recapitalization, or other sale by the Company, the Sponsor or any of their respective Affiliates, to a person (or group of persons acting in concert) of Common Stock that results in more than 50% of the Common Stock (or the equity securities of any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include the Sponsor or any Controlled Party; and in any event of clause (i) or (ii), which results in the Sponsor and any Controlled Party ceasing to hold the ability to elect a majority of the members of the Board (or the resulting company after a merger).

“Common Stock” shall have the meaning set forth in the fourth “whereas” paragraph.

“Company” shall have the meaning set forth in the introductory paragraph.

“Confidential Information” shall mean information, knowledge, contacts and experience relating to the businesses, operations, properties, assets, liabilities and financial condition of the Company and the markets and industries in which it operates, including, without limitation, information relating to business plans and ideas, trade secrets, intellectual property, know-how, formulas, processes, research and development, methods, policies, materials, results of operations, financial and statistical data, personnel data and customers in and related to the markets and industries in which the Company operates.

“controlled by” shall mean, with respect to the relationship between or among two or more Persons, the ownership, directly or indirectly, of a majority of the voting power or other equity securities of a Person, which results in the ability to elect a majority of the members of the board of directors of such Person.

“Custody Agreement and Power of Attorney” shall have the meaning set forth in Section 8(d) hereof.

“Disability” shall mean “Disability” as such term is defined in any employment agreement between the Management Stockholder and the Company or any Affiliate thereof, or, if there is no such employment agreement or no such term defined therein, “Disability” for purposes of eligibility for benefits under the long-term disability plan of the Company or any subsidiary thereof, as applicable.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Employment Agreement” shall mean that certain Employment and Non-Competition Agreement between the Management Stockholder and the Company or any of its Affiliates, as applicable.

“Event” shall have the meaning set forth in Section 4(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor section thereto).

“Exercisable Option Shares” shall mean the shares of Common Stock that, at the time that the Repurchase Notice is delivered, could be purchased by the Management Stockholder upon exercise of his or her then outstanding and exercisable Options.

“Fair Market Value” shall mean the fair market value of one share of Common Stock on any given date, as determined reasonably and in good faith by the Board.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc., or any successor body thereto.

“Good Reason” shall mean “Good Reason” as such term may be defined in and determined under any Employment Agreement as in effect at the time of termination of employment; or, if there is no such Employment Agreement in effect at that time or such agreement does not define the term “Good Reason”, no such term shall be applicable and the provisions of this Agreement that would otherwise apply upon a termination of employment by the Management Stockholder for Good Reason shall be null and void and of no effect.

“Group” shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Holders” shall have the meaning set forth in Section 8(d).

“Investor” shall have the meaning set forth in Section 8(a).

“Initial Public Offering” means the initial Public Offering of the shares of Common Stock.

“Management Stockholder” shall have the meaning set forth in the introductory paragraph.

“Management Stockholder Entities” shall mean the Management Stockholder’s Trust, the Management Stockholder, and the Management Stockholder’s Estate, collectively.

“Management Stockholder’s Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees, or beneficiaries of the Management Stockholder.

“Management Stockholder’s Trust” shall mean a partnership, limited liability company, corporation, trust, private foundation, or custodianship, the beneficiaries of which may include only the Management Stockholder, his or her spouse (or ex-spouse), or his or her lineal descendants (including adopted) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Options” shall have the meaning set forth in the third “whereas” paragraph.

“Option Excess Price” shall mean the aggregate amount paid or payable by the Company in respect of Exercisable Option Shares, as determined pursuant to Section 5(b)(B).

“Option Exercise Price” shall mean the then-current per share exercise price of the shares of Common Stock covered by the applicable Options.

“Option Plan” shall have the meaning set forth in the fourth “whereas” paragraph.

“Option Stock” shall have the meaning set forth in Section 2(a) hereof.

“Other Management Stockholders” shall have the meaning set forth in the fifth “whereas” paragraph.

“Other Management Stockholders Agreements” shall have the meaning set forth in the fifth “whereas” paragraph.

“Parent” shall have the meaning set forth in the second “whereas” paragraph.

“Parties” shall have the meaning set forth in the introductory paragraph.

“Permitted Transfer” shall have the meaning set forth in Section 3(a).

“Permitted Transferee” shall mean any Person who is a transferee of Stock pursuant to a Permitted Transfer.

“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Piggyback Notice” shall have the meaning set forth in Section 8(b) hereof.

“Piggyback Rights” shall have the meaning set forth in Section 8(a) hereof.

“Proposed Registration” shall have the meaning set forth in Section 8(b) hereof.

“Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4, S-8 or any successor or similar form).

“Purchased Stock” shall have the meaning set forth in the fourth “whereas” paragraph.

“Put Period” shall have the meaning set forth in Section 4(a) hereof.

“Redemption Notice” shall have the meaning set forth in Section 4(b) hereof.

“Registration Rights Agreement” shall have the meaning set forth in Section 8(a) hereof.

“Repurchase Calculation Date” shall mean (i) prior to the occurrence of a Public Offering, the last day of the month preceding the month in which the date of repurchase occurs, and (ii) on and after the occurrence of a Public Offering, the closing trading price on the date immediately preceding the date of repurchase.

“Repurchase Notice” shall have the meaning set forth in Section 5(c) hereof.

“Repurchase Price” shall mean the amount to be paid in respect of the Stock and Options to be purchased by the Company pursuant to Section 4.

“Request” shall have the meaning set forth in Section 8(b) hereof.

“Restricted Group” shall have the meaning set forth in Section 23(a) hereof.

“Sale Participation Agreement” shall mean that certain sale participation agreement entered into by and between the Management Stockholder and Parent, dated as of the date hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Sponsor” shall have the meaning set forth in the third “whereas” paragraph.

“Senior Management Group” shall mean all Management Stockholders carrying a title of Executive Vice President or a more senior level.

“Stock” shall have the meaning set forth in Section 2(a) hereof.

“Stock Option Agreement” shall have the meaning set forth in the fourth “whereas” paragraph.

“transfer” shall have the meaning set forth in Section 2(a) hereof.

“Transfer Restriction Waiver” shall have the meaning set forth in Section 8(a) hereof.

7.              The Company’s Representations and Warranties and Covenants.

(a)         The Company represents and warrants to the Management Stockholder that (i) this Agreement has been duly authorized, executed, and delivered by the Company and is enforceable against the Company in accordance with its terms, and (ii) the Stock, when issued and delivered in accordance with the terms hereof and the other agreements contemplated hereby, will be duly and validly issued, fully paid and nonassessable

(b)         If the Company becomes subject to the reporting requirements of Section 12 of the Exchange Act, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Management Stockholder to sell shares of Stock, subject to compliance with the provisions hereof without registration under the Exchange Act within the limitations of the exemptions provided by (A) Rule 144 under the Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC.  Notwithstanding anything contained in this Section 7(a), the Company may de-register under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation under the Act to be available.  Nothing in this Section 7(a) shall be deemed to limit in any manner the restrictions on transfers of Stock contained in this Agreement.

8.              “Piggyback” Registration Rights.  Effective after the occurrence of the Initial Public Offering:

(a)         The Parties agree to be bound by all of the terms, conditions, and obligations of the Registration Rights Agreement as they relate to the exercise of piggyback registration rights set forth in Sections 4, 5, 6, 7, 8, and 11 (but not Section 11(l)) of the Registration Rights Agreement entered into by and among the Company and the investors party thereto (such Registration Rights Agreement, the “Registration Rights Agreement” and such piggyback registration rights, the “Piggyback Rights”), as in effect on the date hereof (subject, with respect to any such Management Stockholder provided Piggyback Rights, only to any amendments thereto to which such Management Stockholder has agreed in writing to be bound) and, if any of the investors named therein or their transferees (each, an “Investor”) or Parent are selling Common Stock, the Management Stockholder shall have all of the rights and privileges of the Piggyback Rights (including, without limitation, the right to participate in the Initial Public Offering and any rights to indemnification and/or contribution from the Company and/or Parent or the Investors, as applicable), in each case as if the Management Stockholder were an original party to the Registration Rights Agreement, subject to applicable and customary underwriter restrictions; provided that at no time shall the Management Stockholder have any rights to request registration under Section 3 of the Registration Rights Agreement; provided, further that, other than with respect to members of the Senior Management Group, in lieu of the Piggyback Rights in connection with any Public Offering in which such rights would otherwise be available, the Board, in its sole discretion, may elect to waive the restrictions on transfer contained in Section 3(a) with respect to the number of shares of Common Stock that would have been subject to such Piggyback Rights in connection with such Public Offering (a “Transfer Restriction Waiver”).  All Stock purchased or otherwise held by the applicable Management Stockholder Entities pursuant to this Agreement shall be deemed to be “Registrable Securities” as defined in the Registration Rights Agreement.  Effective after the occurrence of an Initial Public Offering, if any of the Investors are selling stock in a circumstance in which the Management Stockholder would not have Piggyback Rights (other than in connection with a Transfer Restriction Waiver), the restrictions on transfer contained in Section 3(a) shall be waived with respect to the number of shares of Common Stock that would have been subject to such Piggyback Rights if such sale by the Investors had resulted in the Management Stockholder having Piggyback Rights.

(b)         In the event of a sale of Common Stock by Parent or any of the Investors in accordance with the terms of the Registration Rights Agreement, unless the Board shall have determined to effect a Transfer Restriction Waiver in which case the provisions of Section 8(h) shall apply, the Company will promptly notify the Management Stockholder in writing (a “Piggyback Notice”) of any proposed registration (a “Proposed Registration”), which Piggyback Notice shall include: the principal terms and conditions of the proposed registration, including (i) the number of the shares of Common Stock to be sold, (ii) the fraction expressed as a percentage, determined by dividing the number of shares of Common Stock to be sold by the holders of Registrable Securities by the total number of shares held by the holders of Registrable Securities selling the shares of Common Stock, (iii) the proposed per share purchase price (or an estimate thereof), and (iv) the proposed date of sale.  If within 15 days of the receipt by the Management Stockholder of such Piggyback Notice, the Company receives from the applicable Management Stockholder Entities of the Management Stockholder a written request (a “Request”) to register shares of Stock held by the applicable Management Stockholder Entities (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Management Stockholder, if any, and the Company), shares of Stock will be so registered as provided in this Section 8; provided, however, that for each such registration statement only one Request, which shall be executed by the applicable Management Stockholder Entities, may be submitted for all Registrable Securities held by the applicable Management Stockholder Entities.

(c)          The maximum number of shares of Stock which will be registered pursuant to a Request will be the lower of (i) the number of shares of Stock then held by the Management Stockholder Entities, including all shares of Stock which the Management Stockholder Entities are then entitled to acquire under an unexercised Option to the extent then exercisable, multiplied by a fraction, the numerator of which is the aggregate number of shares of Stock being sold by holders of Registrable Securities and the denominator of which is the aggregate number of shares of Stock owned by all holders of Registrable Securities and (ii) the maximum number of shares of Stock which the Company can register in connection with such Request in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata as more fully described in Section 8(d) below).

(d)         If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Stock offered in such Public Offering as contemplated by the Company, then, unless the managing underwriter advises that marketing factors require a different allocation, the Company will include in the Proposed Registration (i) first, 100% of the shares of Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Stock requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Stock which the selling holders of Registrable Securities, the Management Stockholder and all Other Management Stockholders and any other Persons who are entitled to piggyback or incidental registration rights in respect of Stock (together, the “Holders”) have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Stock then held by each such Holder (including upon exercise of all exercisable Options) (provided that any shares thereby allocated to any such Holder that exceed such Holder’s request will be reallocated among the remaining requesting Holders in like manner).

(e)          Upon delivering a Request a Management Stockholder having Piggyback Rights pursuant to clause (b) of this Section 8 will, if requested by the Company, execute and deliver a custody agreement and power of attorney having customary terms and in form and substance reasonably satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 8 (a “Custody Agreement and Power of Attorney”).  The Custody Agreement and Power of Attorney will provide, among other things, that the Management Stockholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (to the extent applicable) representing such shares of Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder’s agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Management Stockholder’s behalf with respect to the matters specified therein.

(f)           The Management Stockholder agrees that he or she will execute such other reasonable customary agreements as the Company may reasonably request to further evidence the provisions of this Section 8, including reasonable and customary lock-up agreements.

(g)          Notwithstanding Section 11(l) of the Registration Rights Agreement, this Section 8 will terminate on the earlier of (i) the occurrence of a Change in Control and (ii) with respect to each Management Stockholder, on the date on which such Management Stockholder ceases to own any Registrable Securities.

(h)         If the Board shall have elected to effect the Transfer Restriction Waiver in lieu of Piggyback Rights in accordance with Section 8(a), the Company will notify the Management Stockholder on or promptly following the completion of the Public Offering giving rise to the Transfer Restriction Waiver, which notice shall include: (i) the number of shares of Common Stock sold by Parent and the Investors in such Public Offering and (ii) the number of shares of Stock to which the waiver of transfer restrictions shall apply.  For the avoidance of doubt, the provisions in Section 5 of the Registration Rights Agreement will apply to such shares of Stock notwithstanding the Transfer Restriction Waiver.

9.              Rights to Negotiate Repurchase Price.  Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing, redeeming, or otherwise acquiring for value shares of Stock or Options from the Management Stockholder, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon in writing between the Parties, whether or not at the time of such purchase, redemption, or acquisition circumstances exist which specifically grant the Company the right to purchase, or the Management Stockholder the right to sell, shares of Stock or any Options under the terms of this Agreement; provided that no such purchase, redemption, or acquisition shall be consummated, and no agreement with respect to any such purchase, redemption, or acquisition shall be entered into, without the prior approval of the Board.

10.       Covenant Regarding 83(b) Election.  Except as the Company may otherwise agree in writing, the Management Stockholder hereby covenants and agrees that the Management Stockholder will make an election provided pursuant to Treasury Regulation Section 1.83-2 with respect to any Purchased Stock acquired under this Agreement and any Option Stock acquired on exercise of Options; and the Management Stockholder further covenants and agrees that he or she will furnish the Company with copies of the forms of election the Management Stockholder files within thirty (30) days after the date hereof, and within thirty (30) days after each exercise of the Management Stockholder’s Options and with evidence that each such election has been filed in a timely manner.

11.       Notice of Change of Beneficiary.  Immediately prior to any transfer of Stock to a Management Stockholder’s Trust, the Management Stockholder shall provide the Company with a copy of the instruments creating the Management Stockholder’s Trust and with the identity of the beneficiaries of the Management Stockholder’s Trust.  The Management Stockholder shall notify the Company as soon as practicable prior to any change in the identity of any beneficiary of the Management Stockholder’s Trust.

12.       Recapitalizations, etc.

(a)         The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units, or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the

Options by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation, or otherwise.  In the event of any of the foregoing occurrences or a conversion or exchange pursuant to Section 12(b), all references in this Agreement, the Sale Participation Agreement, the Option Plan, and any Stock Option Agreement to shares of Common Stock (including Purchased Stock and Option Stock), Option Exercise Prices, any other per share purchase price of Common Stock, and any similar terms contained herein or therein shall refer to such shares and prices as the same may be adjusted, exchanged, or converted in connection with any of the foregoing.

(b)         Prior to and in connection with an Initial Public Offering, the Company may effect, and may require the Management Stockholder to require the Management Stockholder Entities to participate in, any recapitalization or restructuring transaction or transactions in connection with which the Common Stock is converted or exchanged, pro rata, into or for new equity securities, the terms and conditions of which (i) shall preserve the limited liability of the Management Stockholder Entities with respect to such new equity securities and (ii) shall substantially preserve in all material respects the economic interest, priority, and other rights and privileges of the Management Stockholder Entities with respect to such new equity securities.

13.       Management Stockholder’s Employment by the Company.  Nothing contained in this Agreement or in any other agreement entered into by the Company and the Management Stockholder contemporaneously with the execution of this Agreement (subject to, and except as set forth in, the applicable provisions of any employment agreement entered into by and between the Management Stockholder and the Company or any of its subsidiaries) (i) obligates the Company or any subsidiary of the Company to employ the Management Stockholder in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment of the Management Stockholder at any time or for any reason whatsoever, with or without Cause, and the Management Stockholder hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Management Stockholder concerning the Management Stockholder’s employment or continued employment by the Company or any subsidiary of the Company.

14.       Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  In the case of a transferee permitted under Section 2(a) or Section 3(a) (other than clauses (a), (a), or (a) thereof) hereof, such transferee shall be deemed the Management Stockholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) or Section 3(a) hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.  No provision of this Agreement is intended to or shall confer upon any Person other than the Parties any rights or remedies hereunder or with respect hereto.

15.       Amendment.  This Agreement may be amended by the Company at any time upon notice to the Management Stockholder thereof; provided that any amendment of this Agreement or the Registration Rights Agreement that materially disadvantages the Management Stockholder shall not be effective as to the Management Stockholder unless and until the Management Stockholder has consented thereto in writing.

16.       Closing.  Except as otherwise provided herein, the closing of each purchase and sale of shares of Stock pursuant to this Agreement shall take place at the principal office of the Company on the tenth (10th) Business Day following delivery of the notice by either Party to the other of its exercise of the right to purchase or sell such Stock hereunder.

17.       Further Undertakings.  To the extent the Management Stockholder shall at any time be entitled to vote with respect to the Common Stock owned by it, the Management Stockholder shall undertake to vote or, as the case may be, to be voted, its Common Stock (i) on the occasion of any general meeting of the shareholders of the Company held (by way of a meeting or passed by written resolutions) for the purpose of approving the issuance, purchase (and authorization of the Board to purchase, as the case may be), and/or redemption by the Company of Common Stock, if and to the extent such an issuance, purchase, and/or redemption is made in accordance with, or for the purpose of, this Agreement, (ii) in general in favor of any resolutions of the shareholders of the Company proposed at any general meeting of the shareholders of the Company which may be necessary to give effect to the provisions or intents of this Agreement, waiving any convening notice to any such general meeting of shareholders, and (iii) in the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Articles of Association, vote in favor of any resolutions proposed at any general meeting of the shareholders of the Company held for the purpose of amending the Articles of Association to eliminate any such ambiguity or conflict.

18.       Applicable Law; Jurisdiction; Arbitration; Legal Fees.

(a)         The laws of the State of New York applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity, and performance of the terms of this Agreement.

(b)         In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator.  Such arbitration process shall take place in New York, New York, United States.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(c)          Notwithstanding the foregoing, the Management Stockholder acknowledges and agrees that the Company, its subsidiaries, the Sponsor, and any of their respective Affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit, and/or confidentiality covenants as set forth in Section 23(a) of this Agreement.

(d)         In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each Party shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

19.       Assignability of Certain Rights by the Company.  The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4 and 5 hereof; provided that no such assignment shall relieve the Company from its obligations thereunder.

20.       Miscellaneous.

(a)         In this Agreement, all references to “dollars” or “$” are to United States dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(b)         If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

21.       Withholding.  The Management Stockholder Entities acknowledge that as of the date of this Agreement, none of the Company or its subsidiaries shall have any obligations to withhold from any payments that could be due to any of the Management Stockholder Entities under this Agreement any federal, state or local income or other taxes required by law to be withheld with respect to such payment; provided that the Management Stockholder Entities hereby grant the Company or its subsidiaries the right to deduct from any cash payment made under this Agreement to the applicable Management Stockholder Entities any federal, state or local income or other taxes that may in the future be required by law to be withheld with respect to such payment, if applicable.

22.       Notices.  All notices and other communications provided for herein shall be in writing.  Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery, and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows:

(a)         If to the Company or Parent, to it at the following address:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention:  David Sorkin

Telecopy:  (212) 750-0003

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Andrea K. Wahlquist, Esq.

Telecopy:  (212) 455-2502

(b)         If to the Management Stockholder, to the Management Stockholder at the address set forth below under the Management Stockholder’s signature; or at such other address as either Party shall have specified by notice in writing to the other;

23.       Confidential Information; Covenant Not to Compete; Covenant Not to Solicit.

(a)         The Management Stockholder acknowledges and agrees that in further consideration of the Company entering into the Stock Option Agreement and this Agreement with the Management Stockholder, the Management Stockholder hereby covenants and agrees effective as of the date of the Management Stockholder’s commencement of employment with the Company or its subsidiaries, to the following:

(i) During the time the Management Stockholder is employed with the Company or any of its Affiliates (the “Employment Period”) and thereafter during the Non-competition Period (as defined below), the Management Stockholder may not, within (A) the country in which the Management Stockholder’s office with the Company or any of its Affiliates (the “Company Group”) was located at the date the Management Stockholder’s employment with the Company Group terminates (the “Termination Date”), or (B) fifty (50) miles of the location of the Management Stockholder’s office with the Company Group at the Termination Date, be engaged or employed by a Competing CRO, whether as owner, manager, officer, director, employee, consultant or otherwise to perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that the Management Stockholder performed for the Company Group at any time during the twenty-four (24) months prior to the Termination Date.  Ownership by the Management Stockholder of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions set forth in this Section 23(a)(i).

(ii) For the purposes of this Agreement: (A) the term “Non-competition Period” means: if the Management Stockholder is a party to an Employment Agreement, “Non-competition Period” as such term is defined in such agreement; but if the Management Stockholder is not a party to any such Employment Agreement, means the period of six (6) months after the Management Stockholder’s employment with the Company Group ceases for whatever reason; and (B) the term “Competing CRO” means any entity (and its respective affiliates and successors) that competes with any member of the Company Group in the provision of Customer Services. “Customer Services” means any product or service provided by any member of the Company Group to a third party for remuneration, including, but not limited to on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, and/or recruiting, staffing and placement of personnel in the areas of clinical research, medical writing, biostatistics and programming, in each case (i) during the Employment Period or (ii) about which the Management Stockholder has material knowledge and that the Management Stockholder had knowledge that any member of the Company Group will provide or has contracted to provide to third parties during the twelve (12) months following the Employment Period.

(iii) The Management Stockholder may not, during the Employment Period and the Non-competition Period, directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer of any member of the Company Group at the Termination Date, unless the business being solicited or accepted is not in competition with or substantially similar to any member of the Company Group’s business.  For the purposes of this Section 23(a)(iii), “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom the Management Stockholder has acquired material information based on employment with the Company Group and as to whom the Management Stockholder has been informed that the Company Group provides or will provide services.

(iv) The Management Stockholder may not, during the Employment Period and the Non-competition Period, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of any member of the Company Group for any reason whatsoever any person employed by any member of the Company Group at the time of the act of solicitation or inducement.

(v) The Management Stockholder may not at any time (whether during or after the Employment Period) make public, disclose, divulge, furnish, release, transfer, sell or otherwise make available to any person any Confidential Information, or otherwise use or disclose it or allow it to be used or disclosed for any purpose, other than as may be permitted under the Employment Agreement. Notwithstanding the foregoing, the Management Stockholder may disclose Confidential Information without violating the Employment Agreement if (i) disclosure is required to comply with a valid court order or any administrative law order or decree; (ii) the Management Stockholder gives the Company advance written notice of the required disclosure so that the Company may, if it wishes, seek an appropriate protective order; and (iii) the Management Stockholder requests that any disclosed information be afforded confidential treatment to the greatest extent possible.

(b)         The Management Stockholder specifically acknowledges and agrees that the provisions of this Section 23 are reasonable and necessary to protect the legitimate interests of the Company Group and that the Management Stockholder desires to agree to the provisions of this Section 23.  In the event that any of the provisions of this Section 23 should ever be held to exceed the time, scope or geographic limitations permitted by applicable law, it is the intention of the parties that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by law.

(c)          The Management Stockholder acknowledges and agrees that, owing to the special, unique and extraordinary nature of the matters covered by this Section 23, in the event of any breach or threatened breach by the Management Stockholder of any of the provisions hereof, the Company Group would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and the Company Group would not have adequate remedy at law.  Therefore, the Management Stockholder agrees that, in such event, the Company Group will be entitled to temporary and/or permanent injunctive relief against the Management Stockholder, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Section 23, and the Management Stockholder hereby waives the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that the Company must prove actual damages, and that the Company has an adequate remedy at law.  In addition, the Management Stockholder shall pay to the Company and the Company shall be awarded the reasonable attorney’s fees and costs incurred by the Company as a result of the Management Stockholder’s breach of the Management Stockholder’s obligations in this Section 23.

(d)         The rights and remedies described in this Section 23 are cumulative and are in addition to and not in lieu of any other rights and remedies otherwise available under this Agreement, or at law or in equity, including but not limited to monetary damages.

(e)          The Management Stockholder agrees to inform the Company of the name and address of any employer(s), as well as the Management Stockholder’s job title and duties with each employer that the Management Stockholder may have or any business with which the Management Stockholder may be involved, directly or indirectly, within the Non-competition Period.  The Company shall have the right to disclose this Agreement or its contents to any of the Management Stockholder’s future employers for the purpose of providing notice of the post-employment restrictions contained herein.  The Company will provide the Management Stockholder with written notice if and when the Company discloses the existence of this Agreement to any future employer.

(f)                                   Notwithstanding any of the foregoing, in the event that the Management Stockholder has not executed this Agreement due to the fact that the Management Stockholder has only received a grant of Options under a Stock Option Agreement and has not otherwise purchased Stock (whether through the exercise of an Option or otherwise), the Company acknowledges and agrees that the Company may not be entitled to seek injunctive relief or other damages as a result of the Management Stockholder breaching any of the provisions of Section 23(a), but in addition to any other remedies that may be available to the Company, all Options granted to the Management Stockholder are subject to the Company’s right to treat any shares of Stock and Options held by the Management Stockholder in the same manner as if the Management Stockholder’s employment had been terminated for Cause by the Company, and the Management Stockholder shall be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of any Options or Option Stock held by such Management Stockholder; provided that with respect to Options, the Management Stockholder shall be required to pay to the Company only such amounts on a net after-tax basis.  The Management Stockholder further acknowledges and agrees that upon acquiring any shares of Stock, the Management Stockholder shall have agreed, and hereby agrees, to be subject to and bound by all of the covenants contained in this Section 23.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRA GLOBAL HOLDINGS, INC. (formerly known as Pinnacle Holdco Parent, Inc.)

By:
Name:
Its:

Management Stockholder’s Agreement — Signature Page

OMNIBUS SIGNATURE PAGE TO MANAGEMENT INVESTMENT AGREEMENTS

Capitalized terms used herein shall have the meaning set forth in that certain Option Rollover Agreement, dated as of September 23, 2013, by and between the “Management Stockholder” identified below and Pinnacle Holdco Parent, Inc. (the “Option Rollover Agreement”).

IN WITNESS WHEREOF, I hereby agree to be a party to each of the following agreements as a “Management Stockholder” as of the date of such agreements:

1.                                      Option Rollover Agreement

2.                                      Management Stockholder’s Agreement

3.                                      Sale Participation Agreement

MANAGEMENT STOCKHOLDER:

Signature:

Dated: , 2013

ADDRESS:

*       *       *       *       *

IN WITNESS WHEREOF, Pinnacle Holdco Parent, Inc. hereby acknowledges the Management Stockholder’s execution of the management investment agreements referenced above and agrees to be bound by the terms thereof, and accordingly confirms that the number of shares of Common Stock subject to the Management Stockholder’s Rollover Options granted pursuant to the Option Rollover Agreement shall be:                            .

[Signature on next page]

OMNIBUS SIGNATURE PAGE TO MANAGEMENT INVESTMENT AGREEMENTS

PINNACLE HOLDCO PARENT, INC.

By:
Name:
Its:

2

SCHEDULE I

PURCHASED STOCK

Number of shares of Purchased Stock:

Purchase Price: